Exhibit 99.1

NEWS RELEASE
10

CONTACTS
Media	Investor Relations
Angie Howland Blackwell – 585-678-7141 Eric Thomas – 585-678-7466	Patty Yahn-Urlaub – 585-678-7483 Bob Czudak – 585-678-7170

Constellation Brands Reports
First Quarter Fiscal 2012 Results

•	Achieves comparable basis diluted EPS of $0.39 and reported basis diluted EPS of $0.35
•	Generates strong free cash flow of $220 million; reaffirms fiscal 2012 free cash flow target of $600 - $650 million
•	Decreases debt by $244 million
•	Implements restructuring initiative to gain efficiencies
•	Updates fiscal 2012 outlook: comparable basis diluted EPS of $1.90 - $2.00 remains unchanged, expects reported basis diluted EPS of $1.82 - $1.92

First Quarter 2012 Financial Highlights* (in millions, except per share data)

	Comparable	% Change	Reported	% Change
Consolidated net sales	$635	-19%	$635	-19%

Operating income	$116	12%	$102	6%

Operating margin	18.2%	510 bps	16.0%	380 bps

Equity in earnings of equity method investees**	$62	13%	$62	14%

Earnings before interest and taxes (EBIT)	$178	12%	NA	NA

Net income	$84	1%	$75	52%

Diluted earnings per share	$0.39	3%	$0.35	59%

VICTOR, N.Y., June 30, 2011 – Constellation Brands, Inc. (NYSE: STZ), the world’s leading premium wine company, reported today its first quarter 2012 results.

“I am pleased with our first quarter financial performance which was generally in-line with our expectations. Highlights for the quarter include greatly improved operating margin and favorable U.S. product mix, strong free cash flow and ongoing debt reduction. We believe focused marketing efforts at Crown are driving momentum in the beer business,” said Rob Sands, president and chief executive officer, Constellation Brands. “With the sale of our Australian and U.K. business, we have significantly improved our financial profile and simplified our business. As a result, we are taking the next logical step to increase efficiencies and streamline our operations worldwide.”

First Quarter 2012 Net Sales Highlights* (in millions)
	Reported			Organic
	Net Sales	% Change	Constant Currency Change	Net Sales	% Change	Constant Currency Change
Consolidated	$635	-19%	-20%	$635	3%	2%
North America (1)	$635	8%	6%	$635	3%	2%

*Definitions of reported, comparable, organic and constant currency, as well as reconciliations of non-GAAP financial measures, are contained elsewhere in this news release.
** Hereafter referred to as “equity earnings.”
NA=Not applicable
(1)
Prior to the divestiture of the Australian and U.K. business, net sales from CWNA to CWAE were eliminated as intercompany net sales.  Subsequent to the divestiture, these net sales are now recorded as third party net sales.  Accordingly, the prior intercompany net sales are added back to the prior reported net sales for comparison purposes.

Net Sales Commentary

Reported consolidated net sales decreased 19 percent due primarily to the divestiture of the Australian and U.K. wine business.

North American net sales on an organic constant currency basis increased two percent primarily due to favorable product mix and lower promotion expense in the U.S., partially offset by a decrease in volume. “As expected, our first quarter depletions were somewhat muted due to recent price increases for some of our value and specialty brands and the timing of promotional activities for our U.S. wine and spirits portfolio,” said Sands. “However, we remain committed to growing depletions at least in line with category growth on an annual basis while achieving our profit goals. This year’s focus on innovation and new product development has already led to the successful launch of almost half of the planned new product introductions for the year including Rex Goliath Moscato, Ruffino Prosecco, Arbor Mist Pomegranate Berry Pinot Noir and the Simply Naked product line.”

Operating Income and Net Income Commentary

The increase in consolidated comparable basis operating income was driven by reduced corporate costs, an improvement in the North American operating results and the divestiture of the Australian and U.K. business, which generated an operating loss in the first quarter last year.

Constellation’s equity earnings from its 50 percent interest in the Crown Imports joint venture totaled $60 million, an increase of 10 percent from the prior year.  For first quarter 2012, Crown generated net sales of $678 million, an increase of nine percent, and operating income of $120 million, an increase of 10 percent.  The increase in net sales and operating income for Crown was primarily driven by volume growth due in part to the ongoing launch of the Victoria brand. Net sales and operating income also benefited from improvement in net pricing and product mix, partially offset by increased marketing spend.

“Crown’s marketplace momentum continued during the first quarter as it outperformed the industry and import category driven by key marketing initiatives for Cinco de Mayo and the launch of the second consecutive ‘Win the Beach Getaway Sweepstakes,’” said Sands. “In addition, distributor inventories are better positioned this year versus last year heading into the important summer selling season.”

For first quarter 2012, pre-tax restructuring charges and unusual items totaled $14 million compared to $7 million for the prior year first quarter.

Interest expense totaled $44 million, a decrease of nine percent. The decrease was primarily due to lower average borrowings.

The comparable basis effective tax rate for the quarter was 37 percent and compares to a 24 percent rate for the prior year first quarter which reflected the favorable outcome of various tax items.

During first quarter 2012, the company began to implement operational changes to further align the business, increase efficiencies and reduce its cost structure following the sale of its Australian and U.K. business. Constellation anticipates generating cost savings from this initiative of more than $10 million, the majority of which is expected to be realized in fiscal 2013. These savings include synergies gained primarily from realigning certain administrative, operational and commercial functions on a global basis.

In connection with this initiative, the company expects to incur one-time cash charges of approximately $26 million. Nearly all of the charges are expected to be recognized during fiscal 2012.

Free Cash Flow Commentary

Free cash flow for the quarter totaled $220 million. “Our strong free cash flow generation helped drive a $244 million decrease in debt and reduce our debt to comparable basis EBITDA ratio to the low three times range at the end of the fiscal quarter,” said Bob Ryder, chief financial officer, Constellation Brands. “For fiscal 2012, the company is on target to achieve free cash flow in the range of $600 to $650 million, including the funding of the restructuring program.”

Outlook

The table below sets forth management’s current diluted EPS expectations for fiscal year 2012 compared to fiscal year 2011 actual results, both on a reported basis and a comparable basis.

Constellation Brands Fiscal Year 2012
Diluted Earnings Per Share Outlook

	Reported Basis		Comparable Basis
	FY12 Estimate	FY11 Actual	FY12 Estimate	FY11 Actual
Fiscal Year Ending Feb. 29/28	$1.82 - $1.92	$2.62	$1.90 - $2.00	$1.91

Full-year fiscal 2012 guidance includes the following current assumptions but excludes any impact from any repurchases of the company’s common stock:

•	Interest expense: approximately $180 - $190 million
•	Tax rate: approximately 29 percent
•	Weighted average diluted shares outstanding: approximately 216 million
•	Free cash flow: $600 - $650 million

Conference Call

A conference call to discuss first quarter 2012 results and outlook will be hosted by President and Chief Executive Officer Rob Sands and Executive Vice President and Chief Financial Officer Bob Ryder on Thurs., June 30, 2011 at 10:30 a.m. (eastern).  The conference call can be accessed by dialing +973-935-8505 beginning 10 minutes prior to the start of the call.  A live listen-only webcast of the conference call, together with a copy of this news release (including the attachments) and other financial information that may be discussed during the call will be available on the Internet at Constellation’s website: www.cbrands.com under “Investors,” prior to the call.

Explanations

Reported basis (“reported”) operating income, net income and diluted EPS are as reported under generally accepted accounting principles.  Operating income, net income and diluted EPS on a comparable basis (“comparable”), exclude restructuring charges and unusual items.  The company’s measure of segment profitability excludes restructuring charges and unusual items, which is consistent with the measure used by management to evaluate results.

The company discusses additional non-GAAP measures in this news release, including constant currency net sales, organic net sales, comparable basis EBIT and free cash flow.

Supplemental Financial Information

Tables reconciling non-GAAP measures, together with definitions of these measures and the reasons management uses these measures, are attached to and are part of this news release.

About Constellation Brands

Constellation Brands is the world’s leading premium wine company that achieves success through an unmatched knowledge of wine consumers, storied brands that suit varied lives and tastes, and talented employees worldwide. With a broad portfolio of widely admired premium products across the wine, beer and spirits categories, Constellation’s brand portfolio includes Robert Mondavi, Clos du Bois, Blackstone, Arbor Mist, Estancia, Ravenswood, Jackson Triggs, Kim Crawford, Corona Extra, Black Velvet Canadian Whisky and SVEDKA Vodka.

Constellation Brands (NYSE: STZ and STZ.B) is a S&P 500 Index and Fortune 1000® company with more than 100 brands in our portfolio, sales in about 125 countries and operations in approximately 30 facilities. The company believes that industry leadership involves a commitment to our brands, to the trade, to the land, to investors and to different people around the world who turn to our products when celebrating big moments or enjoying quiet ones. We express this commitment through our vision: to elevate life with every glass raised. To learn more about Constellation, visit the company's website at www.cbrands.com.

Forward-Looking Statements

The statements made under the heading Outlook, and all statements other than statements of historical facts set forth in this news release regarding Constellation’s business strategy, future operations, financial position, estimated revenues, projected costs, prospects, plans and objectives of management, as well as information concerning expected actions of third parties, are forward-looking statements (collectively, the “Projections”) that involve risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by the Projections.

During the current quarter, Constellation may reiterate the Projections. Prior to the start of the company's quiet period, which will begin at the close of business on Aug. 31, 2011, the public can continue to rely on the Projections as still being Constellation's current expectations on the matters covered, unless Constellation publishes a notice stating otherwise. During Constellation’s “quiet period,” the Projections should not be considered to constitute the company’s expectations and should be considered historical, speaking as of prior to the quiet period only and not subject to update by the company.

The Projections are based on management's current expectations and, unless otherwise noted, do not take into account the impact of any future acquisition, merger or any other business combination, divestiture, restructuring or other strategic business realignments, financing or share repurchase that may be completed after the date of this release. There can be no assurance that a settlement of matters relating to a put option in Ruffino S.r.l. will occur. The Projections should not be construed in any manner as a guarantee that such results will in fact occur.

In addition to the risks and uncertainties of ordinary business operations, the Projections of the company contained in this news release are subject to a number of risks and uncertainties, including:

•	actual costs associated with any settlement regarding Ruffino S.r.l.;

•	the exact duration of the share repurchase implementation; and the amount and timing of any share repurchases;

•	completion of various portfolio actions; implementation of consolidation activities and actual U.S. distributor transition experience;

•	achievement of all expected cost savings from the company's various restructuring plans and realization of expected asset sale proceeds from the sale of inventory and other assets;

•	accuracy of the bases for forecasts relating to joint ventures and associated costs, losses, purchase obligations and capital investment requirements;

•
restructuring charges and other one-time costs associated with restructuring plans may vary materially from management's current estimates due to variations in one or more of anticipated headcount reductions, contract terminations, costs or timing of plan implementation;

•	raw material supply, production or shipment difficulties could adversely affect the company's ability to supply its customers;

•
increased competitive activities in the form of pricing, advertising and promotions could adversely impact consumer demand for the company's products and/or result in lower than expected sales or higher than expected expenses;

•
general economic, geo-political and regulatory conditions, prolonged downturn in the economic markets in the U.S. and in the company’s major markets outside of the U.S., continuing instability in world financial markets, or unanticipated environmental liabilities and costs;

•	changes to accounting rules and tax laws, and other factors which could impact the company's reported financial position, results of operations or effective tax rate;

•	changes in interest rates and the inherent unpredictability of currency fluctuations, commodity prices and raw material costs; and

•
other factors and uncertainties disclosed in the company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended Feb. 28, 2011, which could cause actual future performance to differ from current expectations.

#     #     #

Constellation Brands, Inc. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)

	May 31, 2011	February 28, 2011
Assets

Current Assets:
Cash and cash investments	$13.4	$9.2
Accounts receivable, net	459.3	417.4
Inventories	1,309.0	1,369.3
Prepaid expenses and other	174.4	287.1

Total current assets	1,956.1	2,083.0

Property, plant and equipment, net	1,230.7	1,219.6
Goodwill	2,632.6	2,619.8
Intangible assets, net	896.4	886.3
Other assets, net	359.6	358.9

Total assets	$7,075.4	$7,167.6

Liabilities and Stockholders' Equity

Current Liabilities:
Notes payable to banks	$252.7	$83.7
Current maturities of long-term debt	10.8	15.9
Accounts payable	104.8	129.2
Accrued excise taxes	23.3	14.2
Other accrued expenses and liabilities	391.8	419.9

Total current liabilities	783.4	662.9

Long-term debt, less current maturities	2,728.9	3,136.7
Deferred income taxes	590.8	583.1
Other liabilities	257.2	233.0

Total liabilities	4,360.3	4,615.7

Total stockholders' equity	2,715.1	2,551.9

Total liabilities and stockholders' equity	$7,075.4	$7,167.6

Constellation Brands, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data)

	Three Months Ended
	May 31, 2011	May 31, 2010
Sales	$710.7	$976.2
Excise taxes	(75.4)	(188.7)
Net sales	635.3	787.5

Cost of product sold	(384.3)	(517.5)
Gross profit	251.0	270.0

Selling, general and administrative expenses	(138.2)	(168.8)
Restructuring charges	(11.1)	(4.9)
Operating income	101.7	96.3

Equity in earnings of equity method investees	62.2	54.5
Interest expense, net	(44.3)	(48.5)
Income before income taxes	119.6	102.3

Provision for income taxes	(45.1)	(53.2)
Net income	$74.5	$49.1

Earnings Per Common Share:
Basic - Class A Common Stock	$0.36	$0.23
Basic - Class B Convertible Common Stock	$0.32	$0.21

Diluted - Class A Common Stock	$0.35	$0.22
Diluted - Class B Convertible Common Stock	$0.32	$0.21

Weighted Average Common Shares Outstanding:
Basic - Class A Common Stock	187.046	192.713
Basic - Class B Convertible Common Stock	23.604	23.726

Diluted - Class A Common Stock	214.914	218.856
Diluted - Class B Convertible Common Stock	23.604	23.726

Constellation Brands, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Three Months Ended
	May 31, 2011	May 31, 2010
Cash Flows From Operating Activities
Net income	$74.5	$49.1
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property, plant and equipment	23.2	30.9
Stock-based compensation expense	13.7	11.0
Deferred tax provision	10.8	35.3
Amortization of intangible and other assets	3.7	3.7
Loss (gain) on disposal or impairment of long-lived assets, net	0.2	(1.4)
Equity in earnings of equity method investees, net of distributed earnings	(2.4)	23.1
Gain on business sold, net	(1.5)	-
Change in operating assets and liabilities:
Accounts receivable, net	(42.4)	(133.3)
Inventories	67.5	61.0
Prepaid expenses and other current assets	11.4	7.0
Accounts payable	(21.8)	(30.6)
Accrued excise taxes	9.0	8.5
Other accrued expenses and liabilities	71.8	(0.3)
Other, net	23.6	(3.9)
Total adjustments	166.8	11.0
Net cash provided by operating activities	241.3	60.1

Cash Flows From Investing Activities
Purchases of property, plant and equipment	(21.0)	(25.6)
Payments related to sale of business	(7.5)	(1.6)
Proceeds from note receivable	1.0	60.0
Proceeds from sales of assets	0.1	1.1
Investments in equity method investees	-	(29.6)
Other investing activities	(6.4)	0.3
Net cash (used in) provided by investing activities	(33.8)	4.6

Cash Flows From Financing Activities
Principal payments of long-term debt	(417.3)	(1.3)
Payment of minimum tax withholdings on stock-based payment awards	(2.2)	(0.4)
Net proceeds from notes payable	168.5	194.6
Proceeds from exercises of employee stock options	36.5	16.7
Proceeds from excess tax benefits from stock-based payment awards	9.9	4.6
Purchases of treasury stock	-	(300.0)
Payment of financing costs of long-term debt	-	(0.2)
Net cash used in financing activities	(204.6)	(86.0)

Effect of exchange rate changes on cash and cash investments	1.3	(1.3)

Net increase (decrease) in cash and cash investments	4.2	(22.6)
Cash and cash investments, beginning of period	9.2	43.5
Cash and cash investments, end of period	$13.4	$20.9

Constellation Brands, Inc. and Subsidiaries
RECONCILIATION OF REPORTED, ORGANIC AND CONSTANT CURRENCY NET SALES
(in millions)

As the company sold 80.1% of its Australian and U.K. business on January 31, 2011, organic net sales for the three months ended May 31, 2010, are defined by the company as reported net sales less net sales of CWAE (as defined below), plus CWNA (as defined below) intercompany net sales to CWAE, as appropriate.  Organic net sales and percentage increase (decrease) in constant currency net sales (which excludes the impact of year-over-year currency exchange rate fluctuations) are provided because management uses this information in monitoring and evaluating the underlying business trends of the continuing operations of the company.  In addition, the company believes this information provides investors better insight on underlying business trends and results in order to evaluate year-over-year financial performance.

	Three Months Ended				Constant Currency
	May 31,	May 31,	Percent	Currency	Percent
	2011	2010	Change	Impact	Change (1)
Consolidated Net Sales	$635.3	$787.5	(19%)	1%	(20%)
Less: CWAE net sales, net of CWNA intercompany net sales to CWAE (2)	-	(170.1)
Consolidated Organic Net Sales	$635.3	$617.4	3%	1%	2%

Constellation Wines North America ("CWNA") Net Sales	$635.3	$589.9	8%	1%	6%
Plus: CWNA intercompany net sales to CWAE (2)	-	27.5
Constellation Wines North America Organic Net Sales	$635.3	$617.4	3%	1%	2%

Constellation Wines Australia and Europe ("CWAE") Net Sales	$-	$197.6	(100%)	-	(100%)
Less: CWAE net sales	-	(197.6)
Constellation Wines Australia and Europe Organic Net Sales	$-	$-	-	-	-

(1)	May not sum due to rounding as each item is computed independently.

(2)
Prior to the divestiture of the Australian and U.K. business, net sales from CWNA to CWAE were eliminated as intercompany net sales.  Subsequent to the divestiture, these net sales are now recorded as third party net sales.  Accordingly, the prior intercompany net sales are added back to the prior reported net sales for comparison purposes.

SUPPLEMENTAL SHIPMENT, DEPLETION AND U.S. FOCUS BRANDS INFORMATION
(in millions, branded product, 9 liter case equivalents)

	Three Months Ended
	May 31, 2011	May 31, 2010	Percent Change
North America Shipment Volume	14.8	14.9	(0.7%)
U.S. Domestic Shipment Volume	11.2	11.6	(3.5%)
U.S. Domestic Focus Brands Shipment Volume (3)	7.4	7.1	4.2%

U.S. Domestic Depletion Volume Growth (4)			(2.3%)
U.S. Domestic Focus Brands Depletion Volume Growth (3)(4)			2.7%

(3)
U.S. Focus Brands include the following brands:  Robert Mondavi, Clos du Bois, SVEDKA Vodka, Blackstone, Estancia, Arbor Mist, Black Velvet Canadian Whisky, Toasted Head, Simi, Black Box, Ravenswood, Rex Goliath, Kim Crawford, Franciscan Estate, Wild Horse, Ruffino, Nobilo, Mount Veeder and Inniskillin.

(4)	Depletions represent distributor shipments of the company’s respective branded products to retail customers, based on third party data.

Constellation Brands, Inc. and Subsidiaries
SUMMARIZED SEGMENT AND EQUITY EARNINGS INFORMATION
(in millions)

	Three Months Ended
	May 31, 2011	May 31, 2010	Percent Change
Constellation Wines North America
Segment net sales	$635.3	$589.9	8%
Segment operating income	$136.6	$132.5	3%
% Net sales	21.5%	22.5%
Equity in earnings of equity method investees	$2.4	$0.1	NM

Constellation Wines Australia and Europe
Segment net sales	$-	$197.6	(100%)
Segment operating loss	$-	$(2.8)	(100%)
% Net sales		(1.4%)
Equity in earnings of equity method investees	$-	$0.6	(100%)

Corporate Operations and Other Segment Operating Loss	$(21.1)	$(26.5)	(20%)

Equity in Earnings of Crown Imports (1)	$59.8	$54.3	10%

Reportable Segment Operating Income (A)	$115.5	$103.2
Restructuring Charges and Unusual Items	(13.8)	(6.9)
Consolidated Operating Income (GAAP)	$101.7	$96.3

Reportable Segment Equity in Earnings of Equity Method Investees (B)	$62.2	$55.0
Restructuring Charges and Unusual Items	-	(0.5)
Consolidated Equity in Earnings of Equity Method Investees (GAAP)	$62.2	$54.5

Consolidated Earnings Before Interest and Taxes (Non-GAAP) (A+B)	$177.7	$158.2

NM = Not Meaningful

(1) Crown Imports Joint Venture Summarized Financial Information	Three Months Ended
	May 31, 2011	May 31, 2010	Percent Change
Net sales	$677.5	$621.5	9%
Operating income	$119.8	$108.9	10%
% Net sales	17.7%	17.5%

Constellation Brands, Inc. and Subsidiaries
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES (1)
(in millions, except per share data)

	Three Months Ended May 31, 2011				Three Months Ended May 31, 2010
	Reported Basis (GAAP)	Strategic Business Realignment (2)	Other (3)	Comparable Basis (Non-GAAP)	Reported Basis (GAAP)	Strategic Business Realignment (2)	Other (3)	Comparable Basis (Non-GAAP)	Percent Change - Reported Basis (GAAP)	Percent Change - Comparable Basis (Non-GAAP)
Net Sales	$635.3			$635.3	$787.5			$787.5	(19%)	(19%)
Cost of product sold	(384.3)	0.2		(384.1)	(517.5)	1.0	1.0	(515.5)	(26%)	(25%)
Gross Profit	251.0	0.2	-	251.2	270.0	1.0	1.0	272.0	(7%)	(8%)
Selling, general and administrative expenses ("SG&A")	(138.2)	0.3	2.2	(135.7)	(168.8)			(168.8)	(18%)	(20%)
Restructuring charges	(11.1)	11.1		-	(4.9)	4.9		-	NM	NA
Operating Income	101.7	11.6	2.2	115.5	96.3	5.9	1.0	103.2	6%	12%
Equity in earnings of equity method investees	62.2			62.2	54.5		0.5	55.0	14%	13%
EBIT				177.7				158.2	NA	12%
Interest expense, net	(44.3)			(44.3)	(48.5)			(48.5)	(9%)	(9%)
Income Before Income Taxes	119.6	11.6	2.2	133.4	102.3	5.9	1.5	109.7	17%	22%
Provision for income taxes	(45.1)	(4.2)	-	(49.3)	(53.2)	(1.3)	27.7	(26.8)	(15%)	NM
Net Income	$74.5	$7.4	$2.2	$84.1	$49.1	$4.6	$29.2	$82.9	52%	1%
Diluted Earnings Per Common Share	$0.35	$0.03	$0.01	$0.39	$0.22	$0.02	$0.13	$0.38	59%	3%
Weighted Average Common Shares Outstanding - Diluted	214.914	214.914	214.914	214.914	218.856	218.856	218.856	218.856

Gross Margin	39.5%			39.5%	34.3%			34.5%
SG&A as a percent of net sales	21.8%			21.4%	21.4%			21.4%
Operating Margin	16.0%			18.2%	12.2%			13.1%
Effective Tax Rate	37.7%			37.0%	52.0%			24.4%

Constellation Brands, Inc. and Subsidiaries
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES (continued)
NOTES

(1)
The company reports its financial results in accordance with generally accepted accounting principles in the U.S. ("GAAP").  However, non-GAAP financial measures, as defined in the reconciliation tables above, are provided because management uses this information in evaluating the results of the continuing operations of the company and/or internal goal setting.  In addition, the company believes this information provides investors better insight on underlying business trends and results in order to evaluate year-over-year financial performance.  See the tables above for supplemental financial data and corresponding reconciliations of these non-GAAP financial measures to GAAP financial measures for the three months ended May 31, 2011, and May 31, 2010.  Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company's reported results prepared in accordance with GAAP.  Please refer to the company's website at http://www.cbrands.com/investors for more detailed description and further discussion of these non-GAAP financial measures.

(2)
For the three months ended May 31, 2011, strategic business realignment items consist primarily of costs recognized by the company in connection with the Fiscal 2012 Initiative of $7.6 million, net of a tax benefit of $4.4 million.  For the three months ended May 31, 2010, strategic business realignment items primarily include costs recognized by the company in connection with the Global Initiative of $5.5 million, net of a tax benefit of $1.2 million.

(3)
For the three months ended May 31, 2011, other consists of a foreign currency loss on the contractual obligation recorded in the fourth quarter of fiscal 2011 in connection with the potential settlement created by the notification by the 50.1% shareholder of Ruffino S.r.l. ("Ruffino") to exercise the option to put its entire equity interest in Ruffino to the company of $2.2 million, net of a tax benefit of $0.0 million.  For the three months ended May 31, 2010, other consists primarily of a valuation allowance against deferred tax assets in the U.K. of $28.1 million.

 DEFINITIONS
Fiscal 2012 Initiative
The company's plan announced in June 2011 to streamline operations, gain efficiencies and reduce its cost structure following the sale of 80.1% of its Australian and U.K. business (the “Fiscal 2012 Initiative”).

Global Initiative
The company's plan announced in April 2009 to simplify its business, increase efficiencies and reduce its cost structure on a global basis (the "Global Initiative").

Australian Initiative
The company's plan announced in August 2008 to sell certain assets and implement operational changes designed to improve the efficiencies and returns associated with its Australian business (the "Australian Initiative").

Constellation Brands, Inc. and Subsidiaries
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES (continued)
GUIDANCE - DILUTED EARNINGS PER SHARE AND FREE CASH FLOW
(in millions, except per share data)

Diluted Earnings Per Share Guidance	Range for the Year Ending February 29, 2012
Forecasted diluted earnings per share - reported basis (GAAP)	$1.82	$1.92
Strategic business realignment (1)	0.07	0.07
Other (2)	0.01	0.01
Forecasted diluted earnings per share - comparable basis (Non-GAAP) (3)	$1.90	$2.00

Actual for the Year Ended February 28, 2011
Diluted earnings per share - reported basis (GAAP)	$2.62
Inventory step-up	0.01
Strategic business realignment (1)	(1.19)
Other (2)	0.48
Diluted earnings per share - comparable basis (Non-GAAP) (3)	$1.91

(1)
Includes $0.07 diluted earnings per share for the year ending February 29, 2012, associated with the Fiscal 2012 Initiative.  Includes ($1.33), $0.09, $0.03 and $0.02 diluted earnings per share for the year ended February 28, 2011, associated with net gains recognized by the company primarily in connection with the sale of 80.1% of its Australian and U.K. business; the Global Initiative; the Australian Initiative; and an impairment of certain intangible assets, respectively. (3)

(2)
Includes $0.01 diluted earnings per share for the year ending February 29, 2012, associated with a foreign currency loss on the contractual obligation recorded in the fourth quarter of fiscal 2011 in connection with the potential settlement created by the notification by the 50.1% shareholder of Ruffino to exercise the option to put its entire equity interest in Ruffino to the company.  Includes $0.28, $0.14 and $0.05 diluted earnings per share for the year ended February 28, 2011, associated with a loss on the potential settlement of the contractual obligation created by the notification by the 50.1% shareholder of Ruffino to exercise the option to put its entire equity interest in Ruffino to the company; a valuation allowance against deferred tax assets in the U.K.; and an impairment of certain intangible assets, respectively. (3)

(3)	May not sum due to rounding as each item is computed independently.

Free Cash Flow Guidance

Free cash flow, as defined in the reconciliation below, is considered a liquidity measure and is considered to provide useful information to investors about the amount of cash generated, which can then be used, after required debt service and dividend payments, for other general corporate purposes.  A limitation of free cash flow is that it does not represent the total increase or decrease in the cash balance for the period.  Free cash flow should be considered in addition to, not as a substitute for, or superior to, cash flow from operating activities prepared in accordance with GAAP.

	Range for the Year Ending February 29, 2012
Net cash provided by operating activities (GAAP)	$685.0	$745.0
Purchases of property, plant and equipment	(85.0)	(95.0)
Free cash flow (Non-GAAP)	$600.0	$650.0

	Actual for the Three Months Ended May 31, 2011	Actual for the Three Months Ended May 31, 2010
Net cash provided by operating activities (GAAP)	$241.3	$60.1
Purchases of property, plant and equipment	(21.0)	(25.6)
Free cash flow (Non-GAAP)	$220.3	$34.5